April 4, 2016
Calvert Social Investment Fund
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

Ladies and Gentlemen:
We have been requested by Calvert Social Investment Fund, a Massachusetts business trust (the "Trust") established under the Declaration of Trust dated November 30, 1981, as amended (the "Declaration"), for our opinion with respect to certain matters relating to the Calvert Equity Portfolio (the "Acquiring Portfolio"), a series of the Trust. We understand that the Trust will be filing an amendment to its Registration Statement on Form N-14 (File No. 333-210012) for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Portfolio of all of the assets of the Calvert Large Cap Core Portfolio, also a series of the Trust, and Calvert Global Value Fund and Calvert Global Equity Income Fund, each a series of Calvert SAGE Fund, a Maryland business trust, (together, the "Acquired Funds"), in exchange for shares of the Acquiring Portfolio and the assumption by the Acquiring Portfolio of all known liabilities of the Acquired Funds pursuant to the Agreements and Plans of Reorganization, the forms of which are included in the Form N-14 Registration Statement (the "Plans").

We have, as special counsel to the Trust, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust's Declaration and By-Laws, as amended, and other documents relating to its organization, operation, and proposed operation, including the proposed Plans, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.
Based upon the foregoing, and assuming the approval by shareholders of the Acquired Funds of certain matters scheduled for their consideration at a meeting presently anticipated to be held on June 8, 2016, it is our opinion that the shares of the Acquiring Portfolio currently being registered, when issued in accordance with the Plans and the Trust's Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust.
We hereby consent to the filing of this opinion with and as a part of the Trust’s Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ SULLIVAN & WORCESTER LLP
SULLIVAN & WORCESTER LLP

{W0290583; 3}